EXHIBIT 3.4

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

	Filed in the office of	Document Number
	/s/ Ross Miller	20070774678-38
Certificate of Designation	Ross Miller	Filing Date and Time
	Secretary of State	11/13/2007 12:35 PM
(PURSUANT TO NRS 78.1955)	State of Nevada	Entity Number
C27563-2004

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

W2 Energy, Inc.	File # C27563-2004

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Pursuant to Title 7, Section 78 of the Nevada Revised Statues ("NRS"), the undersigned, W2 Energy, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Nevada, DOES HEREBY CERTIFY:

That pursuant to the authority given to the board of directors of the Corporation by the Certificate of Incorporation of the Corporation, as amended, (the "Certificate of incorporation"), and in accordance with the provisions of Title 7, Section 7 of the NRS, the Board of Directors of the Corporation, on November 13, 2007, adopted the following resolution creating a Class of Preferred stock designated as Class A Convertible Preferred Stock.

RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the NRS of the State of Nevada and the provisions of the Certificate of Incorporation, a class of Class A preferred stock, par value 5.001 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences, limitations, restrictions and relative rights of the shares of such Class A preferred, stock are as follows:    SEE ATTACHED

3. Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

4. Officer Signature (Required):	X /s/ Michael McLaren
Name: Michael McLaren
Title: President

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

W2 ENERGY, INC.

CERTIFICATE OF DESIGNATION
OF CLASS A CONVERTIBLE PREFERRED STOCK

Pursuant to Title 7, Section 78 of the Nevada Revised Statutes ("NRS"), the undersigned, W2 Energy, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Nevada, DOES HEREBY CERTIFY:

That pursuant to the authority given to the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, as amended, (the "Certificate of Incorporation"), and in accordance with the provisions of Title 7, Section 7 of the NRS, the Board of Directors of the Corporation, on November 13, 2007, adopted the following resolution creating a Class of Preferred Stock designated as Class A Convertible Preferred Stock.

RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the NRS of the State of Nevada and the provisions of the Certificate of Incorporation, a class of Class A preferred stock, par value 5.001 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences, limitations, restrictions and relative rights of the shares of such Class A preferred stock are as follows:

CLASS A CONVERTIBLE PREFERRED STOCK

1.           Designation and Amount. The designation of this class of capital stock shall be "Class A Convertible Preferred Stock," par value $.001 per share (the "Class A Stock"). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Class A Stock shall be as set forth herein. The number of authorized shares of the Class A Stock is 150,000,000 shares. The term "Preferred Stock" shall mean the Class A Stock and any other class of preferred stock that the Board of Directors may establish in accordance with the Certificate of Incorporation.

2.           Ranking. The Corporation's Class A Stock shall rank, as to dividends and upon Liquidation (as defined in Section 4(b) hereof), senior and prior to the Corporation's common stock, par value $0.001 per share (the "Common Stock") and to all other classes or class of stock issued by the Corporation, except as otherwise approved by the affirmative vote or consent of the holders of a majority of the shares of Class A Stock pursuant to Section 6(c) hereof.

3.           Dividend Provisions. The holders of shares of Class A Stock have no dividend rights except as may be declared by the Board of Directors of the Corporation in its sole and absolute discretion, out of funds legally available for that purpose.

4.           Liquidation Right.

4(a) With respect to rights on Liquidation (as defined in Section 4(b) hereof), the Class A Stock shall rank senior and prior to the Corporation's Common Stock and to all other classes or series of stock issued by the Corporation, except as otherwise approved by the affirmative vote or consent of the holders of at least a majority of Class A Stock outstanding pursuant to Section 6(a) hereof.

4(b) In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation (collectively, a "Liquidation"), the sole participation to which the holders of shares of Class A Stock then outstanding (the "Class A Stockholders") shall be entitled, out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, to receive, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on Liquidation junior to such Class A Stock, an amount per share equal to $1.00. If upon any such Liquidation of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Class A Stock the full amount to which they shall be entitled, the holders of shares of Class A Stock and any class or series of stock ranking on liquidation on a parity with the Class A Stock shall share pari passu in any distribution of the remaining assets and funds of the Corporation in proportion to the respective liquidation amounts of the Preferred Stock that would otherwise be payable to the holders of Preferred Stock with respect to the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

5.           Voting. The Class A Stockholders shall be entitled to Two (2) votes for each share of Class A Stock held on any matters requiring a shareholder vote of the Corporation.

6.           Conversion.

6(a) Any Class A Stockholder shall have the right, at any time from the date of issuance, to convert any or all of its Class A Stock into JO shares of fully paid and nonassessable shares of Common Stock for each share of Class A Stock so converted. In any event, holders of Class A Stock will have the right to convert as described in this Section 6 upon an initial or secondary public offering of Common Stock by the Corporation or in the event of a change in control as defined in the Rules and Regulations of the Securities and Exchange Commission.

6(b)(i) Any Class A Stockholder may exercise the right to convert such shares into Common Stock pursuant to this Section 6 by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted (the "Class A Preferred Certificate"), duly endorsed or assigned in blank to the Corporation (if required by it).

6(b)(ii) Each Class A Preferred Certificate shall be accompanied by written notice stating that such holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock (the "Common Certificate") are to be issued. Such conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date."

6(b)(iii) As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at the place designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder is entitled.

6(b)(iv) The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of Common Stock on the applicable Conversion Date, unless the transfer books of the Corporation are closed on such Conversion Date, in which event the holder shall be deemed to have become the stockholder of record on the next succeeding date on which the transfer books are open, provided that the Conversion Price shall be that Conversion Price in effect on the Conversion Date.

6(b)(v) Upon conversion of only a portion of the number of shares covered by a Class A Preferred Certificate, the Corporation shall issue and deliver to or upon the written order of the holder of such Class A Preferred Certificate, at the expense of the Corporation, a new certificate covering the number of shares of the Class A Stock representing the unconverted portion of the Class A Preferred Certificate, which new certificate shall entitle the holder thereof to all the rights, powers and privileges of a holder of such shares.

6(c) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Class A Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Class A Stockholder in respect of which such shares of Class A Stock are being issued.

6(d) The Corporation shall reserve out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Class A Stock sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Class A Stock.

6(e) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, not subject to any preemptive or similar rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

7.           Certain Covenants.

Any registered holder of Class A Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designation or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

8.           Notice to the Corporation. All notices and other communications required or permitted to be given to the Corporation hereunder shall be made by first-class mail, postage prepaid, to the Corporation at its principal executive offices (currently located on the date of the adoption of these resolutions at the following address: 26 Densley Avenue, Downsview, Ontario M3K 1 E8. Any notice to the stockholders shall be made to their address as set forth on the books and records of the Corporation.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designation to be duly executed on behalf of the Corporation effective November 13, 2007.

W2 ENERGY, INC.

By:	/s/ Michael McLaren
Name: Michael McLaren
Title: President